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                                       FORM OF
                      INVESTMENT SUB-ADVISORY AGREEMENT BETWEEN
                VAN KAMPEN AMERICAN CAPITAL INVESTMENT ADVISORY CORP.
                                         AND
                           MILLER ANDERSON & SHERRERD, LLP


THIS AGREEMENT is made as of this 7th day of July, 1997 by and between VAN KAMPEN AMERICAN CAPITAL INVESTMENT ADVISORY CORP. ("VKAC") a Delaware corporation and MILLER ANDERSON & SHERRERD, LLP ("MAS"), a Pennsylvania limited liability partnership.

WHEREAS, VKAC acts as Investment Adviser to Morgan Stanley Fund, Inc. (the "Company") and each of its series identified at Schedule A (the "Funds");

WHEREAS, MAS has available a staff of experienced investment personnel and facilities for providing investment sub-advisory services to the Funds;

WHEREAS, MAS is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and is willing to provide VKAC with investment advisory services on the terms and conditions hereinafter set forth; and

WHEREAS, VKAC and MAS (jointly referred to as "the Advisers") desire to enter into an agreement for MAS to provide sub-advisory services to the Company and to VKAC with respect to the investment of the assets of each of the Funds.

NOW THEREFORE it is mutually agreed:

1.  INVESTMENT SUB-ADVISORY SERVICES.

(a) INVESTMENT ADVICE

    i. Effective on July 7, 1997, and subject to the overall policies, control, direction and review of the Company's Directors and VKAC, MAS shall manage the investment and reinvestment of the assets of each of the Funds, continuously review, supervise and administer the investment program of each of the Funds, determine in its discretion the securities to be purchased or sold and the portion of each Fund's assets to be held uninvested, to provide the Company with records concerning MAS's activities which the Company is required to maintain, and to render regular reports to the Company's officers and Board of Directors concerning MAS's discharge of the foregoing responsibilities.

    ii. Unless otherwise instructed by VKAC or the Directors, and subject to the provisions of this Agreement and to any guidelines or limitations specified from time to time by VKAC or by the Directors, MAS shall determine the securities to be purchased and sold by the Funds and shall place orders for the purchase, sale or exchange of securities for the Funds' accounts with brokers or dealers and to that end MAS is authorized by the Directors to give instructions to the custodian and any sub-custodian of the Company as to deliveries of such

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securities, transfers of currencies and payments of cash for the accounts of the
Funds.

    iii. In performing these services, MAS shall adhere to each Fund's respective investment objective, policies and limitations as contained in its Prospectus or Statement of Additional Information, and the Company's Articles of Incorporation and By-Laws and shall comply with all statutory and regulatory restrictions, limitations and requirements applicable to the activity of the Company.

    iv. Unless otherwise instructed by VKAC or the Directors, and subject to the provisions of this Agreement and to any guidelines or limitations specified from time to time by VKAC or by the Directors, MAS shall have executed and performed on behalf of and at the expense of the respective Funds:

    (1) Purchases, sales, exchanges, conversions, and placement or orders for execution; and

    (2) Reporting of all transactions to VKAC and to other entities as directed by VKAC or by the Directors.

    v. MAS shall provide the Directors at least quarterly, in advance of the regular meetings of the Directors, a report of its activities hereunder on behalf of the Company and the Funds and MAS's proposed strategy for the next quarter, all in such form and detail as requested by the Directors. MAS shall also make an investment officer available to attend such meetings of the Directors as the Directors may reasonably request.

(b) RESTRICTION OF MAS'S POWERS

    i. In carrying out its duties hereunder MAS shall comply with all reasonable instructions of the Company or VKAC in connection therewith. Such instructions may be given by letter, telex, telefax or telephone confirmed by telex, by the Directors or by any other person authorized by a resolution of the Directors provided a certified copy of such resolution has been supplied to MAS.

    ii. All securities, cash and other assets of the Funds shall be placed and maintained in the care of a member bank of the Federal Reserve System of the United States approved by the Directors as custodian and one or more "Eligible Foreign Custodians" (as defined in Rule 17f-5 under the Investment Company Act of 1940, as amended (the "1940 Act")) approved by the Directors as sub-custodians.

    iii. Persons authorized by resolution of the Directors shall have the right to inspect and copy contracts, notes, vouchers, and copies of entries in books or electronic recording media relating to the Company's transactions at the registered office of MAS at any time during normal business hours. Such records, in relation to each transaction effected by MAS on behalf of the Company shall be maintained by MAS for a period of seven years from the date of such transaction.

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(c) PURCHASE AND SALE OF SECURITIES

    In performing the services described above, MAS shall use its best efforts to obtain for the Funds the most favorable price and execution available. Subject to prior authorization of appropriate policies and procedures by the Directors, MAS may, to the extent authorized by law, cause the Funds to pay a broker or dealer who provides brokerage and research services an amount of commission for effecting the Fund's investment transactions in excess of the amount of commission another broker or dealer would have charged for effecting such transactions, in recognition of the brokerage and research services provided by the broker or dealer. To the extent authorized by law, MAS shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

(d) CUSTODIAN

    MAS shall not act as custodian for the securities or any other assets of the Company. All such assets shall be held by the custodian or sub-custodian appointed by the Directors.

2.  DUTIES OF VKAC.

(a) PROVISION OF INFORMATION

    VKAC shall advise MAS from time to time with respect to each Fund of its investment objective and policies and of any changes or modifications thereto, as well as any specific investment limitations by sending to MAS a copy of each registration statement or amendment thereto relating to the Company as filed with the Securities and Exchange Commission. As requested by MAS, VKAC shall furnish such information to MAS as to holdings, purchases, and sales of the securities under its management as will reasonably enable MAS to furnish its investment advice under this Agreement.

(b) COMPENSATION TO MAS

    The fee for the services provided under this Agreement will be determined as follows:

    i. VKAC shall pay MAS a monthly fee for its services to the Funds as investment sub-adviser calculated as follows: If average daily net assets of a Fund during the monthly period are less than or equal to $500 million, VKAC shall pay MAS one-half of the total investment advisory fee payable to VKAC by the Fund (after application of any fee waivers in effect) for such monthly period. If a Fund's average daily net assets for the monthly period are greater than $500 million, VKAC shall pay MAS a fee for such monthly period equal to the greater of (a) one half of what the total advisory fee payable to VKAC by the Fund (after application of any fee waivers in effect) for such period would have been had the Fund's average daily net assets during such period been equal to $500 million, or (b) forty-five percent (45%) of the total investment advisory fee payable to VKAC by the Fund (after application of any fee waivers in effect) for such monthly period.

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    ii.  The foregoing fee shall be paid in cash by VKAC to MAS within five (5)
business days after the last day of the valuation period.

3.  MISCELLANEOUS.

(a) ACTIVITIES OF MAS

    The services of MAS as sub-adviser to VKAC under this Agreement are not to be deemed exclusive, MAS and its affiliates being free to render services to others. It is understood that shareholders, directors, officers and employees of MAS may become interested in the Company or VKAC as shareholders, directors, officers, partners or otherwise.

(b) SERVICES TO OTHER CLIENTS

    VKAC acknowledges that MAS may have investment responsibilities, or render investment advice to, or perform other investment advisory services for, other individuals or entities ("Clients"). Subject to the provisions of this paragraph, VKAC agrees that MAS may give advice or exercise investment responsibility and take such other action with respect to such Clients which may differ from advice given or the timing or nature of action taken with respect to the Company, provided that MAS acts in good faith, and provided, further, that it is MAS policy to allocate, within its reasonable discretion, investment opportunities to the Funds over a period of time on a fair and equitable basis relative to the Clients, taking into account the investment objectives and policies of the Funds and any specific investment limitations applicable thereto. VKAC acknowledges that one or more of the Clients may at any time hold, acquire, increase, decrease, dispose of or otherwise deal with positions in investments in which the Funds may have an interest from time to time, whether in transactions which may involve the Funds or otherwise MAS shall have no obligation to acquire for any Fund a position in any investment which any Client may acquire, and VKAC shall have no first refusal, coinvestment or other rights in respect of any such investment, either for the Funds or otherwise.

(c) BEST EFFORTS

    It is understood and agreed that in furnishing the investment advice and other services as herein provided, MAS shall use its best professional judgment to recommend actions which will provide favorable results for the Funds. MAS shall not be liable to the Company or to any shareholder of the Company to any greater degree than VKAC.

(d) DURATION OF AGREEMENT

    i. This Agreement, unless terminated pursuant to paragraph (ii), (iii), or (iv) below, shall continue in effect through July 7, 1999, and thereafter shall continue in effect from year to year, provided that its continued applicability is specifically approved at least annually by the Directors or by a vote of the holders of a majority of the outstanding shares of the appropriate Fund(s). In addition, such continuation shall be approved by vote of a majority of the Directors


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who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. As used in this paragraph, the term "interested person" shall have the same meaning as set forth in the 1940 Act.

    ii. This Agreement may be terminated by sixty (60) days' written notice by either VKAC or MAS to the other party, provided that VKAC's termination of this Agreement shall be approved by vote of a majority of the Directors who are not parties to this Agreement or interested persons of any such party. The Agreement may also be terminated at any time, without the payment of any penalty, by one or more Funds (by vote of the Directors or, by the vote of a majority of the outstanding voting securities of such Fund(s)), on sixty (60) days' written notice to both VKAC and MAS. This Agreement shall automatically terminate in the event of the termination of the investment advisory agreement between VKAC and the Company.

    iii. This Agreement shall terminate in the event of its assignment. The term "assignment" for this purpose shall have the same meaning set forth in
Section 2(a)(4) of the 1940 Act.

    iv. This Agreement shall terminate forthwith by notice in writing on the happening of any of the following events:

         (1) If VKAC or MAS shall go into liquidation (except a voluntary liquidation for the purpose of and followed by a bona fide reconstruction or amalgamation upon terms previously approved in writing by the party not in liquidation) or if a receiver or receiver and manager of any of the assets of any of them is appointed; or

         (2) If either of the parties hereto shall commit any breach of the provisions hereof and shall not have remedied such breach within 30 days after the service of notice by the party not in breach on the other requiring the same to be remedied.

    v. Termination shall be without prejudice to the completion of any transactions which MAS shall have committed to on behalf of the Funds prior to the time of termination. MAS shall not effect and the Company shall not be entitled to instruct MAS to effect any further transactions on behalf of the Funds subsequent to the time termination takes effect.

    vi. On the termination of this Agreement and completion of all matters referred to in the foregoing paragraph (v) MAS shall deliver or cause to be delivered to the Company copies of all documents, records and books of the Company required to be maintained pursuant to Rules 31a-1 or 31a-2 of the 1940 Act which are in MAS's possession, power or control and which are valid and in force at the date of termination.

(e) NOTICES

    Any notice, request, instruction, or other document to be given under this Agreement by any party hereto to the other parties shall be in writing and delivered personally or sent by mail or telecopy (with a hard copy to follow):

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If to MAS to:

    Miller Anderson & Sherrerd, LLP
    One Tower Bridge
    West Conshohocken, PA 19428
    Attention:     Lorraine Truten

with a copy to:

    Miller Anderson & Sherrerd, LLP
    One Tower Bridge
    West Conshohocken, PA 19428
    Attention:     Douglas W. Kugler

If to VKAC, to:

    Van Kampen American Capital Investment Advisory Corp.
    One Parkview Plaza
    Oakbrook Terrace, IL  60181
    Attention:     Dennis J. McDonnell

with a copy to:

    Van Kampen American Capital Investment Advisory Corp.
    One Parkview Plaza
    Oakbrook Terrace, IL  60181
    Attention:     Ronald A. Nyberg, Esquire

or at such other address for a party as shall be specified by like notice. Any notice that is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party (or its agent for notices hereunder). Any notice that is addressed and mailed in the manner herein provided shall be presumed to have been duly given to the party to which it is addressed, on the date three (3) days after mailing, and in the case of delivery by telecopy, on the date the hard copy is received.

(f) CHOICE OF LAW

    This Agreement shall be construed according to, and the rights and liabilities of the parties hereto shall be governed by, the laws of the United States and the State of Pennsylvania, without regard to the conflicts of laws principles thereof.


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IN WITNESS WHEREOF, the Agreement has been executed as of the date first above given.

VAN KAMPEN AMERICAN CAPITAL            MILLER ANDERSON & SHERRERD, LLP
INVESTMENT ADVISORY CORP.

By:                                    By:
   ---------------------------            ---------------------------
Name:                                  Name:
    -------------------------               -------------------------
Its:                                   Its:
    -------------------------               -------------------------



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                                      Schedule A

Funds*
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Mid Cap Growth Fund
Value Fund

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* For ease of reference, the words "Morgan Stanley," which begin the name of each Fund have been omitted.